Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-239570, 333‑205437, 333-199727, 333-127032, 333-145548, 333-162107, 333-183574, and 333-273580) on Forms S-8 and the Registration Statement (No. 333-256120 and 333-279212) on Form S-3 of Western Alliance Bancorporation of our reports dated February 20, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Western Alliance Bancorporation, appearing in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2025.

/s/ RSM US LLP

Austin, Texas
February 20, 2026